Exhibit 99.1

Amarin Informed by FDA of October 16th Advisory Committee Date in Connection with

Supplemental New Drug Application (sNDA) for Vascepa(R) in the Treatment of Patients with

High Triglycerides (>200 mg/dL and <500 mg/dL) with Mixed Dyslipidemia

-Submission for Indication Studied in the ANCHOR Phase 3 Clinical Trial Under Special Protocol Assessment Agreement with FDA-

BEDMINSTER, N.J., and DUBLIN, Ireland, June 19, 2013 — Amarin Corporation plc (Nasdaq: AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, announced today that it was informed yesterday by the U.S. Food and Drug Administration (FDA) that the FDA will convene an advisory committee on October 16, 2013 in connection with the FDA’s review of the Supplemental New Drug Application (sNDA) seeking approval for the use of Vascepa® (icosapent ethyl) capsules as an adjunct to diet in the treatment of adult patients with high triglycerides (TG >200 mg/dL and <500 mg/dL) with mixed dyslipidemia. The FDA has previously assigned a Prescription Drug User Fee Act (PDUFA) date of December 20, 2013 for completion of its review of the sNDA. The FDA will consider the recommendation of the advisory committee, but the final decision regarding the approval of the sNDA will be made by the FDA.

“ANCHOR clinical trial results demonstrated the important role EPA-only omega-3 can play in helping adult patients with high triglycerides and mixed dyslipidemia,” said Christie M. Ballantyne, M.D., Baylor College of Medicine and the Methodist DeBakey Heart and Vascular Center, Houston, Texas, and principal investigator of the ANCHOR trial. “In the ANCHOR trial, Vascepa lowered high triglyceride levels and showed robust reductions in a broad range of other lipid parameters on top of optimized statin therapy compared to placebo. Importantly, these beneficial effects were seen with a safety and tolerability profile comparable to placebo.”

Vascepa was approved in 2012 as an adjunct to diet to reduce triglyceride levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia, based on the results of Amarin’s MARINE clinical trial. The safety data from both the MARINE and ANCHOR clinical trials were reviewed by the FDA as part of the approval of Vascepa in the MARINE indication and are reflected in the approved product labeling for Vascepa. As is customary practice at FDA, yesterday’s notification from the FDA is the only communication confirming the need for such a meeting. The FDA advisory committee topics and questions to the committee are anticipated to be made public by the FDA on its website in the week preceding the meeting, consistent with FDA procedure.

“For key first-in-class indications, an FDA advisory committee meeting is expected, and this public forum will be an important opportunity to discuss the ANCHOR data, which demonstrated Vascepa’s unique potential as an adjunct to diet in the treatment of adult patients with high triglycerides (TG 200-499 mg/dL) and mixed dyslipidemia,” said Eliot A. Brinton, MD, FAHA, FNLA, Director of Atherometabolic Research, Utah Foundation for Biomedical Research, and President, American Board of Clinical Lipidology. “Currently, many of these patients are receiving another prescription omega-3 which is not indicated for this disorder. Having instead an omega-3 product which lowers LDL-cholesterol in addition to triglycerides, has tolerability comparable to placebo, and is FDA-approved for use on top of statin therapy would be a welcome addition to the physician’s armamentarium for comprehensive lipid management.”

“With the support of the Amarin team, including our outside consultants, such as Christie and Eliot, we look forward to the advisory panel and working with the FDA to obtain regulatory approval of Vascepa for ANCHOR this year,” said Joseph Zakrzewski, Chairman and Chief Executive Officer of Amarin.

Currently, Amarin only markets Vascepa for the MARINE indication, for which it was approved in 2012, and which includes approximately 4 million patients in the United States. The proposed ANCHOR indication would expand the Vascepa patient population to include adult patients on statin therapy with triglyceride levels ranging from 200 to 499 mg/dL (and mixed dyslipidemia). Amarin estimates that one in five, or nearly 40 million, U.S. adults have triglyceride levels in this range. Amarin began selling Vascepa on January 28, 2013. Amarin believes that many of the same clinicians who have prescribed Vascepa for its currently approved indication will prescribe Vascepa for the much broader indication, based on the ANCHOR study now under formal FDA review, if approved.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Vascepa(R) (icosapent ethyl), Amarin’s first FDA approved product, is a patented, ultra pure omega-3 fatty acid product comprising not less than 96% EPA. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About Vascepa® (icosapent ethyl) capsules

Vascepa®  (icosapent ethyl) capsules, known in scientific literature as AMR101, is a highly pure-EPA omega-3 prescription product in a 1 gram capsule.

Indications and Usage

•	Vascepa (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of Vascepa on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for Vascepa

•

Vascepa is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to Vascepa or any of its components and should be used with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence > 2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo).

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Forward-looking statements

This press release contains forward-looking statements, including statements about whether the FDA will hold an advisory committee meeting in connection with its review of Amarin’s pending Supplemental New Drug Application, the expected timing and outcome of the FDA’s review of such regulatory submission, including the timing and outcome of the proposed advisory committee meeting, the efficacy and safety of Amarin’s product candidates, market opportunities for Vascepa, the potential for clinicians to prescribe Vascepa to expanded patient populations in the future, and the clinical importance of Vascepa. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with administrative decisions and the bases for such decisions, research and development, clinical trials and related regulatory reviews and approvals, and uncertainties associated with the commercial uptake and market expansion of new pharmaceutical products. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Vascepa has been approved for use by the FDA as an adjunct to diet to lower triglyceride levels in adult patients with severe (>500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as marketing the use of Vascepa in any indication that has not been approved by the FDA.

Amarin contact information:

Joseph Bruno

Investor Relations and Corporate Communications

Amarin Corporation

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com